As filed with the Securities and Exchange Commission on March 23, 2009

Registration No. 333-148096

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Tyco International Ltd.

(Exact name of registrant as specified in its charter)

Switzerland

(State or other jurisdiction of incorporation or organization)

98-0518048

(I.R.S. Employer Identification No.)

Freier Platz 10,

8200 Schaffhausen,

Switzerland

+41 52 633 02 44

(Address of Principal Executive Offices)

Tyco International Retirement Savings and Investment Plan III

Tyco International Retirement Savings and Investment Plan IV

Tyco International Retirement Savings and Investment Plan V

Tyco International Retirement Savings and Investment Plan VI

(Full title of the plans)

Judith A. Reinsdorf

Tyco International Management Company

9 Roszel Road

Princeton, NJ 08540

 (Name and address of agent for service)

(609) 720-4200

(Telephone number, including area code, of agent for service)

Copies to:

Steven Finley

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166-0193

(212) 351-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to Registration Statement No. 333-148096 (the “Registration Statement”), as amended, is being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the “Securities Act”), by Tyco International Ltd., a Swiss corporation (“Tyco”), Tyco International Retirement Savings and Investment Plan III, Tyco International Retirement Savings and Investment Plan IV, Tyco International Retirement Savings and Investment Plan Vand Tyco International Retirement Savings and Investment Plan VI, as a result of the Tyco International Ltd.’s discontinuance from Bermuda and continuance in Switzerland (the “Change of Domicile”).  Except as modified by this Amendment, Tyco expressly adopts the Registration Statement as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The information contained in this Amendment sets forth the additional information necessary to reflect any material changes made in connection with or resulting from the Change of Domicile or necessary to keep the Registration Statement from being misleading in any material respect.

Tyco effected the Change of Domicile by discontinuing its existence as a Bermuda corporation as provided in Section 132G of The Companies Act 1981 of Bermuda and, according to article 161 of the Swiss Federal Code on International Private Law, continuing its existence under articles 620 et seq. of the Swiss Federal Code on Obligations as a Swiss corporation.  The Change of Domicile did not result in any material change to the registrant’s business, management, assets, liabilities or net worth. Tyco’s common shares continue to be listed on the New York Stock Exchange under the same ticker symbol, “TYC”.

As a result of the Change of Domicile, holders of common shares of Tyco registered in Bermuda became holders of common shares of Tyco registered in Switzerland, and their rights as holders of Tyco common shares are now governed by the Swiss Code of Obligations and Tyco’s articles of association and organizational regulations. A description of the differences between the rights of holders of common shares of Tyco registered in Bermuda and common shares of Tyco registered in Switzerland is provided in Tyco’s Form S-4/A filed with the SEC on January 16, 2009, under the headings “Description of Swiss Shares,” “Comparison of Shareholder Rights,” “Effects of the Change of Domicile” and “Material Tax Considerations”, which descriptions are incorporated herein by reference and made a part hereof.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information*

Item 2.    Registrant Information and Employee Plan Annual Information*

*                Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Certain Documents by Reference

The following documents, which have heretofore been filed by Tyco with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act, and pursuant to the Exchange Act, are incorporated by reference herein and shall be deemed to be a part hereof:

(a)             Tyco’s annual report on Form 10-K filed pursuant to Sections 13(a) or 15(d) of the Exchange Act, containing audited financial statements for Tyco’s fiscal year ended September 26, 2008, as filed with the Commission on November 19, 2008;

(b)           All other reports filed by Tyco pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above;

(c)           Each Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2007, filed with the Commission on June 30, 2008;

(d)           Tyco’s Current Reports on Form 8-K filed with the Commission on March 17, 2009; and

(e)           The description of Tyco’s common stock included in the registration statement on Form S-4 (Registration No. 333-156042) filed under the Securities Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by Tyco with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.  Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that Tyco discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Securities and Exchange Commission will be incorporated by reference into, or otherwise included in, this registration statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Tyco’s Exchange Act file number with the Commission is 001-13836.

During the first quarter of fiscal 2009, Tyco approved a plan to sell a business within its Electrical and Metal Products segment which did not meet the criteria for discontinued operations.  In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment of Long-Lived Assets,” the business was classified as held for sale in the Consolidated Balance Sheet as of December 26, 2008. Accordingly, the Consolidated Balance Sheet as of September 26, 2008 was also recast to disclose the effects of reclassifying the business as held for sale in Tyco’s Quarterly Report on Form 10-Q for the period ended December 26, 2008, which has been incorporated by reference in this registration statement.

The Consolidated Balance Sheets and accompanying notes as of September 26, 2008 and September 28, 2007 in Tyco’s Annual Report on Form 10-K are incorporated by reference in this registration statement. The Consolidated Balance Sheet as of September 26, 2008 has not been recast to disclose the effects of reclassifying the business as held for sale, as the Company intends to present such information on a prospective basis when the Company files its Quarterly Reports on Form 10-Q for the periods ended March 27, 2009 and June 26, 2009 and its Annual Report on Form 10-K for the fiscal year ended September 25, 2009. The Consolidated Balance Sheet as of September 28, 2007 has also not been recast to disclose the effects of reclassifying this business as held for sale. The recasting of the financial statements will not have an effect on Tyco’s Consolidated Statements of Income, Cash Flows or Shareholder’s Equity for any of the periods presented.

Item 4.    Description of Securities

Not applicable.

Item 5.    Interests of Named Experts and Counsel

Not applicable.

Item 6.    Indemnification of Directors and Officers

Tyco’s Swiss articles of association provide that it shall indemnify and hold harmless, to the fullest extent permitted by Swiss law, the existing and former members of the board of directors and officers out of the assets of Tyco from and against all threatened, pending or completed actions, suits or proceedings—whether civil, criminal, administrative or investigative—and all costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done or alleged to be done, concurred or alleged to be concurred in or omitted or alleged to be omitted in or about the execution of their duty, or alleged duty, or by reason of the fact that he is or was a member of the board of directors or an officer of Tyco, or while serving as a member of the board of directors or officer of Tyco is or was serving at the request of Tyco as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; provided, however, that this indemnity shall not extend to any matter in which any of said persons is found, in a final judgment or decree of a court or governmental or administrative authority of competent jurisdiction not subject to appeal, to have committed an intentional or grossly negligent breach of his statutory duties as a member of the board of directors or officer.

Tyco may advance the expenses of defending any such act, suit or proceeding in accordance with and to the full extent now or hereafter permitted by law. Such indemnification and advancement of expenses are not exclusive of any other right to indemnification or advancement of expenses provided by law or otherwise.

Tyco maintains $250 million of insurance to reimburse the directors and officers of Tyco and its subsidiaries for charges and expenses incurred by them for wrongful acts claimed against them by reason of their being or having been directors or officers of Tyco or any of its subsidiaries. Such insurance specifically excludes reimbursement of any director or officer for any charge or expense incurred in connection with various designated matters, including libel or slander, illegally obtained personal profits, profits recovered by Tyco pursuant to Section 16(b) of the Exchange Act and deliberate dishonesty.

Item 7.    Exemption from Registration Claimed

Not applicable.

Item 8.    Exhibits

Exhibit No.	Description

4.1	Articles of Association of Tyco International Ltd. (incorporated by reference to Exhibit 3.1 to Tyco International Ltd.’s Current Report on Form 8-K filed on March 17, 2009).

4.2	Organizational Regulations of Tyco International Ltd. (incorporated by reference to Exhibit 3.2 to Tyco International Ltd.’s Current Report on Form 8-K filed on March 17, 2009).

5.1	Opinion of Counsel

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Counsel (incorporated by reference to Exhibit 5.1)

23.3	Consent of Independent Registered Public Accounting Firm

23.4	Consent of Independent Registered Public Accounting Firm

23.5	Consent of Independent Registered Public Accounting Firm

23.6	Consent of Independent Registered Public Accounting Firm

24	Power of Attorney

99.1	Tyco International Ltd.’s Current Report on Form 8-K12G3 filed on March 17, 2009 (incorporated by reference)

99.2	Tyco International Ltd.’s Current Report on Form 8-K filed on March 17, 2009 (incorporated by reference)

Item 9.    Undertakings

1.               Tyco and the plans named on the front cover of this registration statement (the “Plans”) hereby undertake:

(a)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Tyco pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(b)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.             Tyco and the Plans hereby further undertake that, for the purposes of determining any liability under the Securities Act, each filing of Tyco’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.             Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Tyco pursuant to provisions and arrangements that exist whereby Tyco or the Plans may indemnify such persons against liabilities arising under the Securities Act, or otherwise, Tyco and the Plans have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Tyco of expenses incurred or paid by a director, officer or controlling person of Tyco in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Tyco and the Plans will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

4.             Tyco or the Tyco subsidiary that is the Plan sponsor, as applicable, hereby undertakes to submit each Plan and any amendments thereto to the Internal Revenue Service in a timely manner and to make all changes required by the Internal Revenue Service in order to qualify such Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act, Tyco certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on this 23rd day of March, 2009.

TYCO INTERNATIONAL LTD.
(Registrant)

By:	/s/ Christopher J. Coughlin
Christopher J. Coughlin
Executive Vice President and
Chief Financial Officer
(Principal financial officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Edward D. Breen	Chairman of the Board and Chief	March 23, 2009
Edward D. Breen	Executive Officer (Principal Executive Officer)

/s/ Christopher J. Coughlin	Executive Vice President and Chief	March 23, 2009
Christopher J. Coughlin	Financial Officer (Principal Financial Officer)

/s/ Carol Anthony Davidson	Senior Vice President, Controller and	March 23, 2009
Carol Anthony Davidson	Chief Accounting Officer (Principal Accounting Officer)

*	Director	March 23, 2009
Timothy M. Donahue

*	Director	March 23, 2009
Brian Duperreault

*	Director	March 23, 2009
Bruce S. Gordon

*	Director	March 23, 2009
Rajiv L. Gupta

*	Director	March 23, 2009
John A. Krol

*	Director	March 23, 2009
Brendan R. O’Neill

*	Director	March 23, 2009
William S. Stavropoulos

*	Director	March 23, 2009
Sandra S. Wijnberg

*	Director	March 23, 2009
Jerome B. York

*	Director	March 23, 2009
R. David Yost

/s/ Christopher J. Coughlin	Authorized Representative in the United	March 23, 2009
Christopher J. Coughlin	States

*

Judith A. Reinsdorf, by signing her name hereto, does sign this document on behalf of the above noted individuals, pursuant to powers of attorney duly executed by such individuals, which have been filed as Exhibit 24 to this Report.

/s/ Judith A. Reinsdorf
Judith A. Reinsdorf

The Plans.  Pursuant to the requirements of the Securities Act, Tyco International Retirement Savings and Investment Plan III, Tyco International Retirement Savings and Investment Plan IV, Tyco International Retirement Savings and Investment Plan V and Tyco International Retirement Savings and Investment Plan VI have duly caused this Registration Statement to be signed on their respective behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on this 23rd day of March, 2009.

TYCO INTERNATIONAL RETIREMENT SAVINGS AND INVESTMENT PLAN III

TYCO INTERNATIONAL RETIREMENT SAVINGS AND INVESTMENT PLAN IV

TYCO INTERNATIONAL RETIREMENT SAVINGS AND INVESTMENT PLAN V

TYCO INTERNATIONAL RETIREMENT SAVINGS AND INVESTMENT PLAN VI

By:	/s/ John G. Nawrath
Name:	John G. Nawrath
Title:	Chairperson, Administrative Committee

EXHIBIT INDEX

Exhibit No.	Description

4.1	Articles of Association of Tyco International Ltd. (incorporated by reference to Exhibit 3.1 to Tyco International Ltd.’s Current Report on Form 8-K filed on March 17, 2009).

4.2	Organizational Regulations of Tyco International Ltd. (incorporated by reference to Exhibit 3.2 to Tyco International Ltd.’s Current Report on Form 8-K filed on March 17, 2009).

5.1	Opinion of Counsel

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Counsel (incorporated by reference to Exhibit 5.1)

23.3	Consent of Independent Registered Public Accounting Firm

23.4	Consent of Independent Registered Public Accounting Firm

23.5	Consent of Independent Registered Public Accounting Firm

23.6	Consent of Independent Registered Public Accounting Firm

24	Power of Attorney

99.1	Tyco International Ltd.’s Current Report on Form 8-K12G3 filed on March 17, 2009 (incorporated by reference)

99.2	Tyco International Ltd.’s Current Report on Form 8-K filed on March 17, 2009 (incorporated by reference)